EXHIBIT 99.1
PRESS RELEASE
Medwave Raises Over $4.43 Million In Capital
Danvers, Mass., February 22, 2006 – Medwave, Inc. (NASDAQ: MDWV) announced today that they have closed on over $4.43 million of additional capital to help further fund Medwave’s growth and aggressive market entry with the Primo™ system, Legato™ OEM Developer’s Kit, and other new products expected to be released during 2006. The terms of the financing included the sale of over 1.6 million shares of common stock at a price of $2.74 per share with additional investment rights (warrants) for up to 404,403 shares of common stock at an exercise price of $3.29 per share. The additional investment rights (warrants) are exercisable only after 6 months from the closing date and have a 5-year life. Canaccord Adams Inc. acted as placement agent in this transaction. Canaccord Adams is a global independent investment firm focused on small- and mid-cap companies and has significant operations in Toronto, Montréal, Vancouver and Calgary in Canada, in London in the UK and in Boston, New York and San Francisco in the US.
This financing was led by H&Q Healthcare Investors (NYSE:HQH) and H&Q Life Sciences Investors (NYSE:HQL). Hambrecht & Quist Capital Management LLC acts as the investment Advisor for H&Q Healthcare Investors and H&Q Life Sciences Investors. Additional investors included Heartland Advisors of Milwaukee, who continued to maintain their ownership level by participating in this round of financing. Also, participating in the financing was Nite Capital of Chicago, Paragon Capital of New York, and certain other smaller investors.
Medwave, Inc. develops, manufactures, and distributes sensor based non-invasive blood pressure solutions. Its Vasotrac® APM205A NIBP Monitor, the Vasotrac APM205A Model DS, and the MJ23 OEM Module are new approaches to non-invasive blood pressure monitoring. Medwave’s Legato™ OEM Developer’s Kit is designed to introduce the innovative Vasotrac® technology to OEM designers. The Primo™ Non-Invasive Blood Pressure Monitoring System, Medwave’s latest innovation, is designed to be sold into the point of care blood pressure monitoring market, estimated to be in the $600 Million per year range. Medwave has received the necessary regulatory clearances to market its technology in Europe, Asia, and the United States. Medwave’s technology is installed in over 500 hospitals and clinics worldwide. Medwave has received the Seal of Acceptance from the Alliance of Children’s Hospitals, as well as the Frost & Sullivan Market Engineering Award for Technology Innovation and the Frost & Sullivan Customer Value Enhancement Award. Medwave currently has supply and/or other agreements with Nihon Kohden, Zoll Medical Corporation, Analogic Corporation, and a global electronics company. Medwave trades on the NASDAQ small cap market under the symbol MDWV. For more information, visit www.medwave.com.
Statements made in this release that are stated as expectations, plans, anticipations, prospects or future estimates or which otherwise look forward in time are considered “forward-looking statements” and involve a variety of risks and uncertainties, known and unknown, which are likely to affect the actual results. The following factors, among others, as well as factors discussed in Medwave’s filings with the SEC, have affected and, in the future, could affect Medwave’s actual results: resistance to the acceptance of new medical products, the market acceptance of the Primo™ system, the Vasotrac® system and other products of Medwave, hospital budgeting cycles, the possibility of adverse or negative results or commentary from clinical researchers or other users or evaluators of Medwave’s products, Medwave’s success in creating effective distribution channels for its products, Medwave’s ability to scale up its manufacturing process, and delays in product development or enhancement or regulatory approval. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Medwave®, Vasotrac®, Legato™, and Primo™ are trademarks of Medwave, Inc.